Exhibit 10.1

CHARLES & COLVARD, LTD.
CORPORATE INCENTIVE PLAN

The purpose of the Corporate Incentive Plan (the “Plan”) is to provide eligible employees of Charles & Colvard, Ltd. (the “Corporation”) as selected by the Board of Directors of the Corporation (the “Board”) upon recommendation of management to participate in the Plan with incentives for the successful execution of both short- and long-term plans that:

1.	Provide significant revenue growth,

2.	Maintain and increase the profitability of the Corporation,

3.	Develop the human, fiscal, and physical capacity to enable the Corporation to accelerate and maintain growth into the indefinite future

This Plan supersedes and replaces all prior annual bonus plans, programs or similar incentive arrangements of the Corporation, with effect as of January 1, 2010, and is subject to the terms and conditions of the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, or any subsequent incentive stock plan approved by the Corporation and its shareholders, as applicable (the “2008 Plan”).

I.	Short-Term Incentive Opportunity

The short-term incentive portion of the Plan provides each Eligible Employee (as defined under Section III.B. below) with the opportunity to earn a performance-based cash award up to a certain percentage of his/her total base salary (excluding bonuses, reimbursement for moving expenses, disability benefits, vacation cash-outs and similar payments).  The short-term incentive award shall be calculated as a percentage of each Eligible Employee’s annual base salary in effect as of the last day of the fiscal year for which the award is payable.

Eligible Employees are eligible for cash awards under the Plan based on the achievement of different levels of EBITDA as set by the Committee (as defined in Section III.A. below), and the actual cash award amounts, if any, will therefore vary.  A threshold level of EBITDA as determined by the Committee must be met before any cash awards are made under the Plan.

Under the Plan, the threshold cash award opportunity for the Corporation’s executive officers will be based on a percentage of his/her annual base salary as defined by the Committee annually.  As higher levels of EBITDA are achieved, the performance-based cash award will increase because the percentage of base salary for each Eligible Employee attributable to the award increases.  For the Corporation’s executive officers, the maximum cash award opportunity obtainable for achieving the maximum EBITDA performance level shall be at the percentage of his/her annual base salary as defined by the Committee annually.

Notwithstanding the foregoing, if the Committee determines that it is in the best interests of the Corporation for the short-term incentive awards made pursuant to this Section I to comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee may, in its discretion, instead make such short-term incentive awards in the form of Performance Awards issued under and pursuant to the appropriate Performance Measures set forth in the 2008 Plan for purposes of complying with Code Section 162(m).

II.           Long-Term Incentive Opportunity

The long-term incentive portion of the Plan provides each Eligible Employee with the opportunity to earn a performance-based equity award up to a certain percentage of his/her total base salary (excluding bonuses, reimbursement for moving expenses, disability benefits, vacation cash-outs and similar payments) divided by the closing price of the Corporation’s common stock on the grant date  (as adjusted for any stock splits or dividends prior to the issuance of the equity award), with any fractional shares included as part of the cash award defined in the Short-Term Incentive Opportunity above.  The long-term equity award shall be calculated as a percentage of each Eligible Employee’s annual base salary in effect as of the last day of the fiscal year for which the equity award is granted.

Eligible Employees shall be eligible for equity awards under the long-term incentive portion of the Plan based on the achievement of different levels of EBITDA as set by the Committee in accordance with the Performance Measures and other performance conditions set forth in the 2008 Plan, and the actual equity award amounts, if any, will therefore vary.  A threshold level of EBITDA as determined by the Committee must be met before any equity awards are made under the Plan.  To avoid administrative burden, any calculated equity award amount under this Long-Term Incentive shall instead be paid as a cash bonus as defined in the Short-Term Incentive Opportunity section above if such calculated amount has a value less than $2,000.

Under the Plan, the threshold equity award opportunity for the Corporation’s executive officers will be calculated based upon a percentage of his/her annual base salary as defined by the Committee annually divided by the closing price of the Corporation’s common stock as of the grant date (as adjusted for any stock splits or dividends prior to the issuance of the equity award) in accordance with Code Section 409A.  As higher levels of EBITDA are achieved, the performance-based equity award will increase because the percentage of base salary for each Eligible Employee attributable to the award increases.  For the Corporation’s executive officers, the maximum equity award opportunity obtainable for achieving the maximum EBITDA performance level shall be calculated based upon the percentage of his/her annual base salary as defined by the Committee annually divided by the closing price of the Corporation’s common stock as of the grant date (as adjusted for any stock splits or dividends prior to the issuance of the equity award) in accordance with Code Section 409A.

The equity award shall be made in the form of stock options.  Each award shall be subject to a vesting schedule of 25% upon grant date and 25% over each of the following three years.  The Eligible Employee must remain in service to the Corporation as an employee, consultant or director on each of the vesting dates, and with such further terms and conditions as set forth in the documents that accompany the equity awards. Unless the Committee determines otherwise, upon termination of employment prior to the third anniversary of the equity award (subject to any applicable change in control provisions of such equity award), any remaining unvested portion of the equity award will be forfeited and the Eligible Employee shall have no right to the unvested shares subject to the equity award.

III.	Terms and Conditions of the Plan

A.	Administration of the Plan

The Plan shall be administered by the independent members of the Board or, upon the Board’s delegation, by the Compensation Committee of the Board (the “Committee”).

In addition to action by meeting in accordance with applicable law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.

Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to:

(1)           determine all matters relating to any awards under the Plan, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award;

(2)           prescribe the form or forms of any agreements, if any, evidencing any awards granted under the Plan;

(3)           establish, amend and rescind rules and regulations for the administration of the Plan; and

(4)           construe and interpret the Plan and any agreements evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan.

In addition, except to the extent otherwise required under Code Section 409A, related regulations or other guidance, the Committee shall have authority, in its sole discretion, to accelerate the date that any award that was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other awards granted to any recipient.  The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

B.	Eligible Employees

No later than the first regularly scheduled meeting of the Committee in each fiscal year (the “Effective Date”), upon recommendation of the Chief Executive Officer of the Corporation, the Committee shall expressly designate the employees eligible to participate in the Plan (the “Eligible Employees”) for such fiscal year.  Participation in the Plan in any one year does not guarantee the right to participate in any other year.

The Committee shall have full authority and discretion to reduce or eliminate all awards made pursuant to the Plan at any time.

Eligible Employees must be employed on the date awards are made pursuant to Section III.D. of the Plan in order to receive a payout.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for awards to be paid to Eligible Employees (or their heirs, as applicable) whose employment with the Corporation has terminated due to death or disability or other exceptional reasons provided that such amounts are prorated based on the period of service rendered to the Corporation and paid at the time other awards under the Plan are regularly paid.

C.	Commencement of Employment After the Effective Date

Non-Officer Employees

Any non-officer employee of the Corporation who commences employment with the Corporation after the Effective Date for a fiscal year may be designated an Eligible Employee for purposes of the Plan for such fiscal year at the discretion of the Chief Executive Officer and upon concurrence of the Chairperson of the Committee; provided that any non-officer employee who commences his/her employment during the fourth fiscal quarter of a year will not be eligible to participate in the Plan for such fiscal year unless the Committee expressly approves such participation.

Executive Officers

Any executive officer of the Corporation who commences employment with the Corporation after the Effective Date for a fiscal year may be designated an Eligible Employee for purposes of the Plan for such fiscal year at the discretion and upon approval of the Committee.

Pro-Ration of Awards

Any non-officer employee or executive officer who is designated an Eligible Employee pursuant to this Section III.C. of the Plan after the Effective Date of a fiscal year will have any award amounts for that fiscal year pro-rated in a manner as determined by the Committee.

D.	Timing of Awards Under the Plan

As soon as practicable upon the completion of the annual audit by the Corporation’s independent accountant and delivery of an audit opinion to the Corporation by such accountant for the applicable fiscal year, each of the Eligible Employees shall be eligible to receive cash awards and equity awards as described in this Plan.

E.           Source of Equity Awards

Provided sufficient shares remain available for issuance, any Performance Awards or equity awards made under the Plan shall be issued under and pursuant to the 2008 Plan. With respect to any Performance Awards or equity awards made under the Plan, all terms, conditions, and requirements of such 2008 Plan are incorporated into the Plan by reference. For any Performance Awards or equity awards, to the extent that there is a contradiction between the Plan and the 2008 Plan or an ambiguity as to the provisions of the Plan, the terms of such 2008 Plan shall control.  All shares issued under the Plan shall be drawn from the shares reserved under such 2008 Plan for issuance of awards.

F.           Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any award granted under the Plan, it is the general intention of the Corporation that the Plan and all such awards shall comply with Code Section 409A, related regulations or other guidance, and the Plan and any such award shall, to the extent practicable, be construed in accordance therewith.  Deferrals of shares or cash distributable pursuant to the Plan in a manner that would cause Code Section 409A to apply shall not be permitted.  Without in any way limiting the effect of the foregoing, in the event that Code Section 409A, related regulations or other guidance require that any special terms, provisions or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or award, as applicable.  Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A or any related regulations or other guidance, then neither the Corporation, the Board nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

G.           Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

H.           Amendment and Termination of the Plan

The Plan and any award may be amended or terminated at any time by the Board or the Committee.  No action to amend or terminate the Plan or an award shall permit the acceleration of the time or schedule or any payment of amounts deemed to involve the deferral of compensation under Code Section 409A, except as may be otherwise permitted under Section 409A, related regulations or other guidance.

Without limiting the effect of this Section III.H., the Board shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

I.    No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Corporation or a related corporation to continue the employment or service of an employee, nor shall any such individual be required to remain in the employment or service of the Corporation or a related corporation.  Except as otherwise provided in the Plan (or 2008 Plan, if applicable), all rights of a participant with respect to any award shall terminate upon the participant’s termination of employment or service with the Corporation.

J.           Compliance with Laws

The Board may impose such restrictions on any shares or other payments or awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended (the “Securities Act”), under the requirements of any stock exchange or similar organization and under any blue sky, state or foreign securities laws applicable to such shares.  Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of common stock under the Plan, make any other distribution of benefits under the Plan or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act).  The Corporation may cause a restrictive legend to be placed on any certificate issued hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

K.           Unfunded Plan; No Effect on Other Plans

The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by awards under the Plan.  The Plan shall not establish any fiduciary relationship between the Corporation and any employee or other person.  Neither an employee nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any related corporation, including, without limitation, any specific funds, assets or other property that the Corporation or any related corporation, in their discretion, may set aside in anticipation of a liability under the Plan.  A participant shall have only a contractual right to the common stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any related corporation.  Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Board or Committee.

The adoption of the Plan shall not affect any other compensation plans in effect for the Corporation or any related corporation, nor shall the Plan preclude the Corporation from establishing any other forms of compensation for employees or service providers of the Corporation or any related corporation.

L.           Withholding; Tax Matters

The Corporation shall withhold, or shall require the participant to pay the Corporation in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the participant.

The Corporation makes no warranties or representations with respect to the tax consequences (including but not limited to, income tax consequences) related to the transactions contemplated by this Plan.  A participant should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to participate in the Plan and the consequences thereof. The Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.